Exhibit 99.1

NEWS RELEASE
CONTACT:	1775 Eye St., N.W, Suite 1000
William T. Camp	Washington, DC 20006
Executive Vice President and	Tel 202-774-3200
Chief Financial Officer	www.washingtonreit.com
E-Mail: bcamp@washreit.com

January 20, 2015

WASHINGTON REIT ANNOUNCES APPOINTMENT OF STEPHEN E. RIFFEE AS CHIEF FINANCIAL OFFICER-ELECT

Washington REIT (Washington Real Estate Investment Trust – NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, today announced the appointment of Stephen E. Riffee as Executive Vice President and Chief Financial Officer-elect, effective on February 17, 2015. Mr. Riffee will succeed Bill Camp who, as previously disclosed, is stepping down as CFO after Washington REIT’s year-end reporting period.

“Our Board and I are delighted to have Steve, a highly accomplished and experienced CFO in the REIT industry, join Washington REIT,” said Paul T. McDermott, President and Chief Executive Officer. “With more than 30 years of senior financial leadership experience, Steve brings extensive knowledge of capital markets, strategic transactions, public company operations and financial planning, making him the ideal candidate to lead our finance team. We are confident that Steve is well-suited to enhance our balance sheet flexibility, drive our continued progress toward improving the overall quality of our portfolio and enhance long-term value for our shareholders.”

Prior to joining Washington REIT, Mr. Riffee served as Executive Vice President and Chief Financial Officer for Corporate Office Properties Trust (COPT), a NYSE office REIT. In this role he oversaw all financial functions, including accounting, financial planning and analysis, tax, treasury, capital markets and investor relations. Additionally, Mr. Riffee oversaw the legal department and information technology at COPT. Before joining COPT in 2006, he was Executive Vice President and Chief Financial Officer for CarrAmerica Realty Corporation, a national NYSE public office REIT. At CarrAmerica, he developed one of the industry’s leading financial and IT teams, successfully implementing technology and processes to improve efficiency and profitability at the company.

“I am extremely pleased to have the opportunity to join Washington REIT at such an exciting time as the company establishes itself as a best-in-class operator of commercial real estate in the Washington, DC metro area,” said Mr. Riffee. “I believe the actions Washington REIT has taken to improve the quality of its asset base and portfolio focus will position it well for long-term growth. And I look forward to working with the Washington REIT team to continue to find opportunities to advance strategic objectives and create shareholder value.”

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 56 properties, totaling approximately 7 million square feet of commercial space and 3,053 multifamily units, and land held for development. These 56 properties consist of 25 office properties, 17 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this press release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market

Washington Real Estate Investment Trust
FOR IMMEDIATE RELEASE

conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.